Exhibit 12.1

Kohl’s Corporation

Ratio of Earnings to Fixed Charges

($000s)

	26 Weeks Ended		Fiscal Year (1)
	August 4, 2007	July 29, 2006	February 3, 2007	January 28, 2006	January 29, 2005	January 31, 2004	February 1, 2003
Earnings
Income before income taxes	$769,122	$637,427	$1,774,445	$1,345,790	$1,130,875	$878,513	$965,475
Fixed charges	138,707	131,957	267,260	251,867	231,365	222,923	166,675
Less interest capitalized during period	(8,280)	(4,227)	(7,684)	(7,297)	(13,297)	(9,861)	(9,820)

	$899,549	$765,157	$2,034,021	$1,590,360	$1,348,943	$1,091,575	$1,122,330

Fixed Charges
Interest (expensed or capitalized)	$36,692	$36,569	$74,427	$81,222	$78,058	$86,232	$69,269
Portion of rent expense representative of interest	101,749	95,120	192,209	169,953	152,588	129,655	96,435
Amortization of deferred financing fees	266	268	624	692	719	7,036	971

	$138,707	$131,957	$267,260	$251,867	$231,365	$222,923	$166,675

Ratio of earnings to fixed charges	6.49	5.80	7.61	6.31	5.83	4.90	6.73

(1)	All years presented were 52-week years except for the year ended February 3, 2007, which was a 53-week year.